EXHIBIT 20


                                                  NEWS RELEASE
     [COMPANY LOGO]                               NEWS RELEASE
                                                  NEWS RELEASE
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Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL  60069


Contact:
Media Relations:                    Investor Relations:
Clarkson Hine                       Anthony J. Diaz
(847) 484-4415                      (847) 484-4410


           FORTUNE BRANDS PROJECTS ACHIEVING DOUBLE-DIGIT EPS GROWTH
                  GOALS FOR FOURTH QUARTER AND FULL-YEAR 1999
          Company Reaffirms Solid Double-Digit Growth Outlook for 2000
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Lincolnshire, IL, January 11, 2000 - Fortune Brands, Inc. (NYSE: FO), the
consumer products company, today announced that it expects to hit its double-digit earnings growth target for 1999 when it reports full-year results next week. The company also reaffirmed its expectation of solid double-digit growth for 2000.

Fortune Brands Chairman and Chief Executive Officer Norm Wesley, speaking today at the annual Goldman Sachs Consumer Products Conference, said: "The strong performance of our leading consumer brands and the success of our balanced operating strategy are producing excellent results. Our preliminary data indicates we'll achieve our double-digit earnings growth goals for the fourth quarter and for full-year 1999, excluding extraordinary items and restructuring. When we announce full-year results next week, we expect to report 11% diluted EPS growth before charges and the benefit of lower goodwill amortization. Including the benefit of lower goodwill, we anticipate diluted EPS before charges will be up 19% for full-year 1999 and up 22% for the fourth quarter.

"Looking ahead, we continue to expect 2000 to be an excellent year with solid double-digit EPS growth," Wesley added.

Wesley also announced that the company completed its entire 11 million share repurchase authorization for 1999, representing more than 6% of outstanding common shares.

Fortune Brands plans to release its 1999 results on Thursday, January 20, 2000.

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Fortune Brands, Inc. is a consumer products company with annual sales exceeding
$5 billion. Its operating companies have premier brands and leading market positions in home products, office products, golf equipment and spirits and wine. Home brands include Moen faucets, Master locks and Aristokraft and Schrock cabinets sold by units of MasterBrand Industries. Office brands include Day-Timer, Swingline and Wilson Jones sold by units of ACCO World Corporation. Acushnet Company's golf brands
                                     (more)

                              www.fortunebrands.com

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include Titleist, Cobra and FootJoy. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, Whyte & Mackay Scotch and Geyser Peak and Canyon Road wines. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO.

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This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, delays in the integration of recent acquisitions, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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